As filed with the Securities and Exchange Commission on January 19, 2024

Registration No. 333-231460

Registration No. 333-182807

Registration No. 333-125056

Registration No. 333-113794

Registration No. 333-40494

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

Registration No. 333-231460

Registration No. 333-182807

Registration No. 333-125056

Registration No. 333-113794

Registration No. 333-40494

Under

The Securities Act of 1933

Salem Media Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0121400
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6400 North Belt Line Road Irving, Texas	75063
(Address of Principal Executive Offices)	(Zip Code)

SALEM MEDIA GROUP, INC.

1999 STOCK INCENTIVE PLAN

(as amended and restated through May 8, 2019)

(Full Title of the Plan)

Christopher J. Henderson

Executive Vice President and General Counsel

Salem Media Group, Inc.

6400 North Belt Line Road

Irving, Texas 75063

(805) 987-0400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Gregg Amber

Garett Sleichter

Rutan & Tucker, LLP

18575 Jamboree Road, Ninth Floor

Irvine, CA 92612

(714) 641-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Salem Media Group, Inc., a Delaware corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) are being filed by the Company to deregister any and all shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement No. 333-40494, filed with the SEC on June 30, 2000, registering 1,000,000 shares of Class A Common Stock issuable under the Salem Communications Corporation 1999 Stock Incentive Plan.

2.

Registration Statement No. 333-113794, filed with the SEC on March 22, 2004, registering 600,000 shares of Class A Common Stock issuable under the Amended and Restated Salem Communications Corporation 1999 Stock Incentive Plan (as amended and restated through June 11, 2003).

3.

Registration Statement No. 333-125056, filed with the SEC on May 19, 2005, registering 1,500,000 shares of Class A Common Stock issuable under the Amended and Restated Salem Communications Corporation 1999 Stock Incentive Plan (as amended and restated through May 18, 2005).

4.

Registration Statement No. 333-182807, filed with the SEC on July 23, 2012, registering 1,900,000 shares of Class A Common Stock issuable under the Amended and Restated Salem Communications Corporation 1999 Stock Incentive Plan (as amended and restated through June 22, 2012).

5.

Registration Statement No. 333-231460, filed with the SEC on May 14, 2019, registering 3,000,000 shares of Class A Common Stock issuable under the Amended and Restated Salem Media Group, Inc. 1999 Stock Incentive Plan (as amended and restated through May 8, 2019).

On December 29, 2023, the Company announced that it notified The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s decision to voluntarily delist its Class A Common Stock from the Nasdaq Global Market. On January 8, 2024, the Company filed a Notification of Removal From Listing And Registration on Form 25 with the SEC to delist the Class A Common Stock from Nasdaq and to deregister the Class A Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC requesting the termination of registration of the Class A Common Stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statements. Accordingly, the filing of these Post- Effective Amendments are made pursuant to an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby remove from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, Texas, on the 19th day of January, 2024.

SALEM MEDIA GROUP, INC.

By:	/s/ DAVID P. SANTRELLA
David P. Santrella
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.